Exhibit 10.3
ACCO BRANDS CORPORATION

2011 AMENDED AND RESTATED INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT is made and entered into this and effective ______________, 20__ (the “Grant Date”) by and between ACCO Brands Corporation, a Delaware corporation (collectively with all Subsidiaries, the “Company”) and ________________(“Grantee”).

WHEREAS, Grantee is a Key Employee of the Company and in compensation for Grantee’s services, the Board deems it advisable to award to Grantee a Nonqualified Stock Option representing a right to purchase shares of the Company’s Common Stock, pursuant to the ACCO Brands Corporation 2011 Amended and Restated Incentive Plan (“Plan”), as set forth herein.

NOW THEREFORE, subject to the terms and conditions set forth herein:

1. Plan Governs; Capitalized Terms.  This Agreement is made pursuant to the Plan, and the terms of the Plan are incorporated into this Agreement, except as otherwise specifically stated herein.  Capitalized terms used in this Agreement that are not defined in this Agreement shall have the meanings as used or defined in the Plan.  References in this Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.

2. Grant of Option.  The Company hereby grants to Grantee a Nonqualified Stock Option to purchase _______ shares of Common Stock (“Shares”), at the price of $__.__ per Share (“Option”), which price is the Fair Market Value of one Share on the Grant Date. THIS AWARD IS CONDITIONED ON GRANTEE SIGNING THIS AGREEMENT AND RETURNING IT TO THE COMPANY BY __________, 20__ AND IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CERTAIN COVENANTS SET FORTH ON ATTACHMENT A HERETO THAT APPLY DURING, AND FOLLOWING A TERMINATION OF, GRANTEE’S EMPLOYMENT FOR ANY REASON.  FOR PURPOSES OF ATTACHMENT A, GRANTEE’S SECTION 4.1 RESTRICTION SHALL BE FOR __ MONTHS AND GRANTEE’S SECTION 4.2 RESTRICTION SHALL BE FOR __ MONTHS, EXCEPT AS GRANTEE AND THE CHIEF EXECUTIVE OFFICER (AND SHOULD THE CHIEF EXECUTIVE OFFICER BE THE GRANTEE, THE COMPENSATION COMMITTEE OF THE BOARD) MAY OTHERWISE AGREE IN WRITING.

3. VESTING, EXERCISE, EXPIRATION AND TERMINATION OF OPTION.

(a)  The Option shall have a term expiring on the seventh anniversary of the Grant Date (“Term”), or earlier as otherwise provided in this Section 3.

(b)  Subject to Section 3(c), 3(d), 3(e), 3(f), 3(g), 3(h) and 3(i) hereof, the Option shall become vested and exercisable pursuant to the following schedule:

Vesting Date	Portion of Option that is Vested and Exercisable
First Anniversary of the Grant Date	One-Third of the Option for a Total of One-Third of the Option
Second Anniversary of the Grant Date	An Additional One-Third of the Option for a Total of Two-Thirds of the Option
Third Anniversary of the Grant Date	An Additional One-Third of the Option for a Total of Three-Thirds of the Option

(c)  Death.  Upon Grantee’s death while employed by the Company prior to the date on which the Option shall have fully vested and become exercisable, a portion of the Option shall become vested and exercisable (rounded up to the next integer) as equals (i) the incremental portion of the Option that would have become vested and exercisable on the Vesting Date immediately following Grantee’s death but for Grantee’s death multiplied by (ii) the fraction the numerator of which is the number of days from the Vesting Date immediately preceding the date of Grantee’s death through the date of such death and the denominator of which is 365.

(d)  Disability; Retirement.  Upon a termination of Grantee’s employment due to Grantee’s Disability or Retirement prior to the date on which the Option shall have fully vested and become exercisable, a portion of the Option shall become vested and exercisable (rounded up to the next integer) as equals (i) the incremental portion of the Option that would have become vested and exercisable on the Vesting Date immediately following the date of Grantee’s employment termination but for such termination multiplied by (ii) the fraction the numerator of which is the number of days from the Vesting Date immediately preceding the date of Grantee’s employment termination through the date of such termination and the denominator of which is 365, provided in such case that Grantee shall have been in the continuous employ of the Company for at least one year from the Grant Date through the date of such termination.

(e)  Other Terminations.  Unless the Committee shall otherwise determine, upon a termination of Grantee’s employment for any reason prior to the date on which the Option shall have fully vested and become exercisable, other than due to Grantee’s death and other than due to a termination of Grantee’s employment on or after the first anniversary of the Grant Date due to Grantee’s Disability or Retirement, the unvested portion of the Option shall be immediately forfeited and not exercisable.  Any forfeited portion of the Option shall be automatically cancelled and shall terminate.

(f)  Change in Control.   Immediately upon the occurrence of a Change in Control of the Company during Grantee’s employment with the Company, any unvested portion of the Option shall immediately fully vest and shall be exercisable, without regard for any termination of Grantee’s employment within one year following the Grant Date.  Any unvested portion of the Option shall also vest upon the occurrence of a Change in Control of the Company following the involuntary termination of Grantee’s employment by the Company without Cause, within 90 days prior to such Change in Control, at the direction of any third party participating in or causing the Change in Control or otherwise in contemplation of the Change in Control,

For purposes of this Agreement, “Cause” shall mean (x) a material breach by Grantee of those duties and responsibilities that do not differ in any material respect from Grantee’s duties and responsibilities during the ninety-day period immediately prior to such termination, which breach is demonstrably willful and deliberate on Grantee’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and is not remedied in a reasonable period of time after receipt of written notice from the Committee specifying such breach, (y) the conviction of Grantee for a felony, or (z) dishonesty or willful misconduct in connection with Grantee’s employment or services resulting in material economic harm to the Company.

(g)  Contrary Other Agreement.  The provisions of Section 3(e) and 3(f) to the contrary notwithstanding, if Grantee and the Company have entered into an employment or other agreement which provides for vesting treatment of Grantee’s Options upon a termination of Grantee’s employment with the Company (and all Affiliates, as defined in Attachment A) that is inconsistent with the provisions of Section 3(e) or 3(f), the more favorable to Grantee of the terms of (i) such employment or other agreement and (ii) Section 3(e) or 3(f), as the case may be, shall control.

(h)  Exercise Period for Vested Portion of Option.   Except in the event of a termination of Grantee’s employment due to death, Disability or Retirement, upon a termination of Grantee’s employment with the Company for any reason, the vested portion of Grantee’s Option shall be exercisable for a period of ninety days following the date of such termination.  In the event of Grantee’s death or termination of Grantee’s employment due to Disability or Retirement, the Option shall be exercisable until the earlier to occur of (i) five years following such death or termination of employment or (ii) the last day of the term of the Option set forth in Section 3(a) hereof; provided, in the case of the death of Grantee during Grantee’s employment by the Company, to the extent that the Option otherwise would expire pursuant to Section 3(a) hereof, such expiration date shall be deemed extended for one year following Grantee’s date of death.

(i)  Forfeiture Upon Breach of Covenant.  The above provisions of Section 3 to the contrary notwithstanding, Grantee’s Option shall be immediately forfeited and cancelled in the event of Grantee’s breach of any covenant set forth SECTION 3, 4.1 or 4.2 of Attachment A in addition to any other remedy set forth at SECTION 7 of Attachment A.

4.  Exercise Procedure.  Grantee may exercise the vested Option, or any vested portion thereof, by notice of exercise to the Company, in a manner (which may include electronic means) approved by the Committee and communicated to Grantee, together with payment of the Option price set forth in Section 2 in full to the Company for the portion of the Option so exercised, and payment of any required withholding taxes, (a) in cash or (b) by the delivery of shares of Common Stock with a Fair Market Value equal to the Option Price.  Notwithstanding the foregoing, unless otherwise determined by the Committee at any time prior to such exercise, Grantee, at his election, may pay such Option price (and withholding taxes) pursuant to such exercise by a simultaneous exercise and sale of the Option Shares so purchased pursuant to a broker-assisted transaction or other similar arrangement, and use the proceeds from such sale as payment of the purchase price of such shares, in accordance with the cashless exercise program adopted by the Committee pursuant to Section 220.3(e) (4) of Federal Reserve Board Regulation T.  Upon the proper exercise of the Option, and satisfaction of required withholding taxes, the Company shall issue in Grantee’s name and deliver to Grantee (or to Grantee’s permitted representative and in its their name upon Grantee’s death, above), in either book entry or certificate form (in the discretion of the Company) through the Company’s transfer agent, the number of shares acquired through the exercise (subject to any satisfaction of withholding taxes therefrom).  Subject to the prior approval of the Committee in its sole discretion, at the time of Grantee’s exercise of the Option Grantee may pay the Option price and satisfy the minimum withholding tax obligation required by law with respect to such exercise by causing the Company to withhold Shares otherwise issuable to Grantee upon such exercise having an aggregate Fair Market Value equal to the amount of the sum of such Option price plus the required withholding tax.  Grantee shall not have any rights as a shareholder of the Company with respect to any unexercised portion of the Option.

5.  Securities Laws.  Grantee’s Option shall not be exercised if the exercise would violate:

(a)  Any applicable state securities law;

(b)  Any applicable registration or other requirements under the Securities Act of 1933, as amended (the “Act”) the Securities Exchange Act of 1934, as amended, or the listing requirements of the NYSE; or

(c)  Any applicable legal requirements of any governmental authority.

6.  Grantee Covenants.  In consideration of this Option, Grantee agrees to the covenants, Company remedies for a breach thereof, and other provisions set forth in Attachment A, attached hereto, incorporated into, and being a part of this Agreement.

7.   Miscellaneous.

(a)  Rights as a Stockholder.  Neither Grantee nor Grantee’s representative shall have any rights as a stockholder with respect to any shares underlying the Option until the date that the Company is obligated to deliver such Shares to Grantee or Grantee’s representative pursuant to a timely exercise thereof.

(b)  No Retention Rights.  Nothing in this Agreement shall confer upon Grantee any right to continue in the employment or service of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of Grantee, which rights are hereby expressly reserved by each, to terminate his employment or service at any time and for any reason, with or without Cause.

(c)  Inconsistency.  To the extent any terms and conditions herein conflict with the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

(d)  Notices.  Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier.  Notice shall be addressed to the Company at its principal executive office and to Grantee at the address that he most recently provided to the Company.

(e)  Entire Agreement; Amendment; Waiver.  This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.  This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; provided, if Grantee is bound by any restrictive covenant contained in a previously-executed agreement with the Company or an Affiliate, such restrictions shall be read together with Attachment A of this Agreement to provide the Company and its Affiliates with the greatest amount of protection, and to impose on Grantee the greatest amount of restriction, allowed by law.  No alteration or modification of this Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.  No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged.  Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

(f)  Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, as such laws are applied to contracts entered into and performed in such State, without giving effect to the choice of law provisions thereof.

(g)  Successors.

(i)           This Agreement is personal to Grantee and shall not be assignable by Grantee otherwise than by will or the laws of descent and distribution, without the written consent of the Company.  This Agreement shall inure to the benefit of and be enforceable by Grantee’s legal representatives.

(ii)           This Agreement shall inure to the benefit of and be binding upon the Company and its Affiliates and the and successors thereof.

(h)  Severability.  If any provision of this Agreement for any reason shall be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(i)  Headings.  The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

(j)  Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

ACCO BRANDS CORPORATION By: Name: Robert J. Keller Its: Chief Executive Officer
__________________________________________________________ Grantee Name __________________________________________________________ Grantee Signature

ATTACHMENT A

Grantee Covenants

SECTION 1     Position of Special Trust and Confidence.

1.1  The Company is placing Grantee in a special position of trust and confidence.  As a result of this Agreement and Grantee’s position with the Company, Grantee will receive Confidential Information (defined below) related to his position, authorization to communicate and develop goodwill with Company customers, and/or specialized training related to the Company’s business.  Grantee agrees to use these advantages of employment to further the business of the Company and not to knowingly cause harm to the business of the Company.  The Company’s agreement to provide Grantee with these benefits, and the Award hereunder, gives rise to an interest in reasonable restrictions on Grantee’s competitive and post-employment conduct.

1.2  Grantee shall dedicate his full working time and efforts to the business of the Company and shall not undertake or prepare to undertake any conflicting business activities while employed with the Company.  These duties supplement and do not replace or diminish the common law duties Grantee would ordinarily have to the Company as the employer.

SECTION 2     Consideration.  In exchange for Grantee’s promises and obligations herein, the Company is granting Grantee the Award hereunder. The Company also agrees to provide Grantee with portions of its Confidential Information, authorization to communicate and develop goodwill with the Company customers, and/or specialized training related to the Company’s business.  Grantee understands and agrees that the foregoing promises and benefits have material value and benefit to the Company, above and beyond any continuation of Company employment, and that Grantee would not be entitled to such consideration unless he signs and agrees to be bound by this Attachment A.  The Company agrees to provide Grantee the consideration described in this SECTION 2 only in exchange for his compliance with all the terms of this Attachment A.

SECTION 3     Confidentiality and Business Interests.

3.1  Grantee agrees to keep secret and confidential and neither use nor disclose, by any means, either during or after a termination of his employment for any reason, any Confidential Information except as provided below or required in his employment with, or authorized in writing by, the Company.  Grantee agrees to keep confidential and not disclose or use, either during or after a termination of his employment for any reason, any confidential information or trade secrets of others which Grantee receives during the course of his employment with the Company for so long as and to the same extent as the Company is obligated to retain such information or trade secrets in confidence.

3.2  The obligations under this SECTION 3 shall not apply to Confidential Information to the extent that it:  (a) is or becomes publicly known by means other than Grantee’s failure to perform his obligations under this Attachment A; (b) was known to Grantee prior to disclosure to Grantee by or on behalf of the Company and Grantee; or (c) is received by Grantee in good faith from a third party (not an Affiliate) which has no obligation of confidentiality to the Company with respect thereto.  Notwithstanding anything contained herein to the contrary, Confidential Information shall not lose its protected status under this Attachment A if it becomes generally known to the public or to other persons through improper means.  The Company’s confidential exchange of Confidential Information with a third party for business purposes shall not remove it from protection under this Attachment A.

3.3  If disclosure of Confidential Information is compelled by law, Grantee shall give the Company as much written notice as possible under the circumstances, shall refrain from use or disclosure for as long as the law allows, and shall cooperate with the Company to protect such information, including taking every reasonable step necessary to protect against unnecessary disclosure.

3.4  Grantee agrees not to disclose to the Company nor to utilize in Grantee’s work for the Company any confidential information or trade secrets of others known to Grantee and obtained prior to Grantee’s employment by the Company (including prior employers).

3.5  Grantee shall deliver to the Company promptly upon the end of Grantee’s employment all written and other materials which constitute or contain Confidential Information or which are the property of the Company (regardless of media), and shall not remove, erase, destroy, impede the Company’s access to, or take any such written and other materials.  Grantee shall preserve records on the Company customers, prospects, vendors, suppliers, and other business relationships, and shall not knowingly use these records to harm the Company’s business interests.  Upon termination of Grantee’s employment, Grantee shall return all such records, and any copies (tangible and intangible) to the Company.  The Company is only authorizing Grantee to access and use the Company’s computers, email, or related computer systems to pursue matters that are consistent with the Company’s business interests.  Access or use of such systems to pursue personal business interests apart from the Company, to compete or to prepare to compete, or to otherwise knowingly undermine the Company’s interests (such as, by way of example, removing, erasing, impeding the Company’s access to, or destroying its records or programs) is strictly prohibited and outside the scope of Grantee’s authorized use of the Company’s systems.

SECTION 4     Non-Interference Covenants. Grantee agrees that the following covenants are (a) ancillary to the other enforceable agreements contained in this Attachment A, and (b) reasonable and necessary to protect the Company’s legitimate business interests.

4.1  Restriction on Interfering with Employee Relationships.  Grantee agrees that for the period of time, set forth as the “SECTION 4.1 Restriction” in Section 2 of the Agreement, following the end of his employment with the Company for any reason, Grantee shall not interfere with the Company’s business relationship with any Company employee, by soliciting or communicating with such an employee to induce or encourage him to leave the Company’s employ (regardless of who initiates the communication), by helping another person or entity evaluate a Company employee as an employment candidate, or by otherwise helping any person or entity hire an employee away from the Company.

4.2  Restriction on Interfering with Customer Relationships. Grantee agrees that for the period of time, set forth as the “SECTION 4.2 Restriction” in Section 2 of the Agreement, following the end of his employment with the Company for any reason, Grantee shall not interfere with the Company’s business relationships with a Covered Customer, by: (a) participating in, supervising, or managing (as an employee, consultant, contractor, officer, owner, director, or otherwise) any Competing Activities for, on behalf of, or with respect to a Covered Customer; or (b) soliciting or communicating (regardless of who initiates the communication) with a Covered Customer to induce or encourage the Covered Customer to:  (i) stop or reduce doing business with the Company, or (ii) to buy a Conflicting Product or Service.

4.3  Notice and Survival of Restrictions.

(a)  Before accepting new employment, Grantee shall advise every future employer of the restrictions in this Attachment A.  Grantee agrees that the Company may advise a future employer or prospective employer of this Attachment A and its position on the potential application of this Attachment A.

(b)  This Attachment A’s post-employment obligations shall survive the termination of Grantee’s employment with the Company for any reason.  If Grantee violates one of the post-employment restrictions in this Attachment A on which there is a specific time limitation, the time period for that restriction shall be extended by one day for each day Grantee violates it, up to a maximum extension equal to the length of time prescribed for the restriction, so as to give the Company the full benefit of the bargained-for length of forbearance.

(c)  It is the intention of the Parties that, if any court construes any provision or clause of this Attachment A, or any portion thereof, to be illegal, void or unenforceable, because of the duration of such provision, the scope or the subject matter covered thereby, such court shall reduce the duration, scope, or subject matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(d)  If Grantee becomes employed with an Affiliate without entering into a new nondisclosure, nonsolicitation, noncompetition agreement that is substantially the same as this Attachment A, the Affiliate shall be regarded as the Company for all purposes under this Attachment A, and shall be entitled to the same protections and enforcement rights as the Company.

4.4  California Modification (California Residents Only).  To the extent that Grantee is a resident of California and subject to its laws: (a)  the restriction in SECTION 4.2(a) shall not apply; (b) the restriction in SECTION 4.2(b) shall be limited so that it only applies where Grantee is aided by the use or disclosure of Confidential Information; (c) the restriction in SECTION 4.1 is deemed rewritten to provide as follows:  For a period of two (2) years immediately following the termination of Grantee’s employment with the Company for any reason, Grantee shall not, either directly or indirectly, solicit any of the Company’s employees, with whom Grantee worked at any time during his employment with the Company, to leave their employment with the Company or to alter their relationship with the Company to the Company’s detriment; and (d) the jury trial waiver in Section 7(e) of the Agreement shall not apply.

SECTION 5     Definitions.  For purposes of the Agreement, the following terms shall have the meanings assigned to them below:

5.1 “Affiliate” means the Company’s successors in interest, affiliates (as defined in Rule 12b-2 under Section 12 of the Securities and Exchange Act), subsidiaries, parents, purchasers, and assignees (collectively “Affiliates”).

5.2  “Competing Activities” are any activities or services undertaken on behalf of a Competitor that are the same or similar in function or purpose to those Grantee performed for the Company in the two (2) year period preceding the end of Grantee’s employment with the Company, or that are otherwise likely to result in the use or disclosure of Confidential Information. Competing Activities are understood to exclude: activities on behalf of an independently operated subsidiary, division, or unit of a diversified corporation or similar business that has common ownership with a competitor so long as the independently operated business unit does not involve a Conflicting Product or Service; and, a passive and non-controlling ownership interest in a competitor through ownership of less than 2% of the stock in a publicly traded company.

5.3  “Confidential Information” includes but is not limited to any technical or business information, know-how or trade secrets, patentable or not, in any form, including but not limited to data; diagrams; business, marketing or sales plans; notes; drawings; models; prototypes; specifications; manuals; memoranda; reports; customer or vendor information; pricing or cost information; and computer programs, which are furnished to Grantee by the Company or which Grantee procures or prepares, alone or with others, in the course of his employment with the Company.

5.4  “Conflicting Product or Service” is a product or service that is the same or similar in function or purpose to a Company product or service, such that it would replace or compete with:  (a) a product or service the Company provides to its customers; or (b) a product or service that is under development or planning by the Company but not yet provided to customers and regarding which Grantee was provided Confidential Information in the course of employment.  Conflicting Products or Services do not include a product or service of the Company if the Company is no longer in the business of providing such product or service to its customers at the relevant time of enforcement.

5.5  “Covered Customer” is a Company customer (natural person or entity) that Grantee had business-related contact or dealings with, or received Confidential Information about, in the two (2) year period preceding the end of Grantee’s employment with the Company.  References to the end of Grantee’s employment in this Attachment A refer to the end, whether by resignation or termination, and without regard for the reason employment ended.

5.6  “Competitor” is any person or entity engaged in the business of providing a Conflicting Product or Service.

5.7  Section references in this Attachment A are to sections of this Attachment A.

SECTION 6     Notices.  While employed by the Company, and for two (2) years thereafter, Grantee shall:  (a) give the Company written notice at least thirty (30) days prior to going to work for a Competitor; (b) provide the Company with sufficient information about his new position to enable the Company to determine if Grantee’s services in the new position would likely lead to a violation of this Attachment A; and (c) within thirty (30) days of any request made by the Company to do so, participate in a mediation or in-person conference to discuss and/or resolve any issues raised by Grantee’s new position.  Grantee shall be responsible for all consequential damages caused by failure to give the Company notice as provided in this SECTION 6.

SECTION 7      Remedies.  If Grantee breaches or threatens to breach this Attachment A, the Company may recover:  (a) an order of specific performance or declaratory relief; (b) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction; (c) damages; (d) attorney's fees and costs incurred in obtaining relief; and (e) any other legal or equitable relief or remedy allowed by law.  One Thousand Dollars ($1,000.00) is the agreed amount for the bond to be posted if an injunction is sought by the Company to enforce the restrictions in this Attachment A on Grantee.

SECTION 8      Return of Consideration.  Grantee specifically recognizes and agrees that the covenants set forth in this Attachment A are material and important terms of this Agreement, and Grantee further agrees that should all or any part or application of SECTION 4.2 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Grantee and the Company (despite, and after application of, any applicable rights to reformation that could add or renew enforceability), the Company shall be entitled to receive from Grantee the cash equivalent of the Market Value of all Shares paid to Grantee pursuant to the terms of this Agreement, which Market Value shall be determined as of the date of payment to Grantee pursuant to Section 4(a) of this Agreement. The return of consideration provided for in this SECTION 8 is in addition to the remedies for breach provided for in SECTION 7.